SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☐                            Filed by a party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting material pursuant to §240.14a-12

Bob Evans Farms, Inc.

(Name of Registrant as Specified In Its Charter)

Post Holdings, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

Filed by Post Holdings, Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Bob Evans Farms, Inc.

Commission File No.: 0-1667

The following is a joint press release issued by Post Holdings, Inc. and Bob Evans Farms, Inc. on September 19, 2017.

Post Holdings to Acquire Bob Evans Farms for $77.00 per Share

•	Adds highly complementary portfolio of brands, including a leading brand in refrigerated side dishes

•	Increases Post’s presence in higher growth perimeter of the store

•	Strengthens Post’s position in both refrigerated retail and foodservice channels

•	Immediately accretive to Post’s top-line growth, Adjusted EBITDA margins and free cash flow

•	Post management reaffirms certain fiscal 2017 guidance

St. Louis, Missouri and New Albany, Ohio - September 19, 2017 - Post Holdings, Inc. (NYSE:POST) (“Post”) and Bob Evans Farms, Inc. (NASDAQ:BOBE) (“Bob Evans”) today announced that they have entered into a definitive agreement in which Post will acquire Bob Evans for $77.00 per share. The highly complementary combination will significantly strengthen Post’s portfolio of brands, expand choices for customers and increase Post’s presence in higher growth categories of the packaged food market.

Founded in 1948, Bob Evans is a leading producer and distributor of refrigerated potato, pasta and vegetable-based side dishes, pork sausage, and a variety of refrigerated and frozen convenience food items under the Bob Evans, Owens, Country Creek and Pineland Farms brands. Bob Evans also has a growing foodservice business, representing approximately 35% of volume. The foodservice business sells a range of products, including sausage, sausage gravy, breakfast sandwiches and side dishes, which are made to match individual customer specifications.

The addition of Bob Evans’ highly complementary portfolio of brands and products will meaningfully enhance Post’s refrigerated side dish offering, provide Post with a presence in breakfast sausage and will immediately provide Post with a leading position in the higher growth perimeter of the store. The combination with Bob Evans will also strengthen Post’s presence in commercial foodservice, create opportunities for future growth and enhance Post’s position as one of North America’s largest packaged food companies.

“We have enormous respect for Bob Evans’ success and are excited about the growth opportunities this combination will create,” said Rob Vitale, President and Chief Executive Officer of Post Holdings. “Combining with Bob Evans expands our portfolio of top brands and gives Post a leading position in the perimeter of the store. We look forward to welcoming the talented Bob Evans team to Post and working to create a successful future together.”

“We are pleased at the prospect of combining our complementary portfolios with Post Holdings,” said Mike Townsley, President and Chief Executive Officer of Bob Evans Farms. “This transaction creates enhanced and certain value for our stockholders, while providing further resources and reach to deliver the Bob Evans experience to a broader audience of consumers and retailers. We are very proud of our 70 year history as a beloved brand and eager to begin this next chapter of growth.”

The transaction, which was approved by the Boards of Directors of both companies, is expected to be completed in the first calendar quarter of 2018, Post’s second quarter of fiscal year 2018, subject to customary closing conditions including the expiration of waiting periods under U.S. antitrust laws and approval of Bob Evans’ stockholders.

Organizational Structure

Upon closing of the acquisition, Post expects to combine its existing refrigerated retail egg, potato and cheese business with Bob Evans, establishing a refrigerated retail business within Post, which will be led by Mike Townsley, Bob Evans’ current President and CEO. Jim Dwyer will continue in his current role as President and CEO of the Michael Foods Group, managing the commercial foodservice egg, potato and pasta businesses, which will include the Bob Evans foodservice business.

Financial Details

The equity value of the transaction is approximately $1.5 billion. The acquisition purchase price represents a 15% premium on the 30 day volume weighted average price (VWAP) of Bob Evans shares. Post expects to finance the purchase with cash on hand and through borrowings under Post’s existing revolving credit facility. Bob Evans will continue its dividend payments in the ordinary course of business pending closing.

Post management expects Bob Evans to contribute approximately $107 million of adjusted EBITDA on an annual basis, which is the midpoint of Bob Evans’ current fiscal year 2018 adjusted EBITDA outlook. This outlook is before the realization of cost synergies which Post management expects to be approximately $25 million annually by the third full fiscal year post-closing, resulting from benefits of scale, shared administrative services and infrastructure optimization. One-time costs to achieve synergies are estimated to be approximately $25 million. The transaction is expected to be immediately accretive to Post’s top-line growth, Adjusted EBITDA margins and free cash flow, excluding one-time transaction expenses. For additional information regarding non-GAAP measures, such as Adjusted EBITDA, see the related explanations presented under “Use of Non-GAAP Measures” later in this release.

Outlook

Post management has affirmed its fiscal 2017 Adjusted EBITDA guidance range of $975-$990 million (inclusive of Weetabix’s contribution for the fourth quarter).

Post provides Adjusted EBITDA guidance and discloses its expectations as to the effect of the Bob Evans transaction on Post’s Adjusted EBITDA, including the expected annual contribution of Bob Evans, and free cash flow only on a non-GAAP basis and does not provide a reconciliation of its forward-looking non-GAAP guidance measures to the mostly directly comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for non-cash mark-to-market adjustments and cash settlements on interest rate and cross-currency swaps, provision for legal settlement, net foreign currency gains for purchase price of acquisition, transaction and integration costs, restructuring and plant closure costs, assets held for sale, mark-to-market adjustments on commodity hedges and other charges reflected in Post’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release.

Additional Information

UBS Investment Bank, Barclays, Goldman Sachs and Bank of America Merrill Lynch are acting as financial advisors to Post. J.P. Morgan Securities LLC acted as exclusive financial advisor to Bob Evans and provided a fairness opinion to its Board of Directors.

Conference Call

Post will host a conference call on Tuesday, September 19, 2017 at 8:00 a.m. EDT in which Robert V. Vitale, Post’s President and Chief Executive Officer, and Jeff A. Zadoks, Post’s Senior Vice President and Chief Financial Officer, will discuss the acquisition and respond to questions.

Interested parties may join the conference call by dialing (877) 540-0891 in the United States and (678) 408-4007 from outside of the United States. The conference identification number is 87596030. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of Post’s website at www.postholdings.com and Bob Evans’ website at investors.bobevans.com.

A replay of the conference call will be available through Tuesday, September 26, 2017 by dialing (800) 585-8367 in the United States and (404) 537-3406 from outside of the United States and using the conference identification number 87596030. A webcast replay will also be available for a limited period in the Investor Relations section on Post’s and Bob Evans’ websites.

Use of Non-GAAP Measures

Post uses Adjusted EBITDA and free cash flow, both of which are non-GAAP measures, in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted EBITDA is not prepared in accordance with U.S. GAAP, as it excludes certain items, and may not be comparable to similarly-titled measures of other companies.

Post management uses certain non-GAAP measures, including Adjusted EBITDA and free cash flow, as key metrics in the evaluation of underlying Company and segment performance, in making financial, operating and planning decisions, and, in part, in the determination of cash bonuses for its executive officers and employees. Post management believes the use of non-GAAP measures, including Adjusted EBITDA and free cash flow, provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends.

Because Post discusses Adjusted EBITDA and/or free cash flow in this release only in relation to Post’s fiscal 2017 Adjusted EBITDA guidance and management’s expectations of the future effect of the Bob Evans transaction on these non-GAAP measures, Post has not, for the reasons discussed above, provided a reconciliation of its forward-looking Adjusted EBITDA and free cash flow expectations to the mostly directly comparable GAAP measures.

Prospective Financial Information

Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what Post management believes is realizable as of the date of this press release. It should also be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.

Cautionary Statement Regarding Forward Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made based on known events and circumstances at the time of release, and as such, are subject to uncertainty and changes in circumstances. These forward-looking statements include, among others, statements regarding Post’s fiscal 2017 Adjusted EBITDA guidance range, expected synergies and benefits of the acquisition of Bob Evans, expected sources of financing, expectations about future business plans, prospective performance and opportunities, stockholder and regulatory approvals and the expected timing of completion of the transaction. These statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “anticipates,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There is no assurance that the acquisition of Bob Evans by Post will be consummated and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:

•	the occurrence of any event, change or other circumstances that could delay the closing of the proposed transaction;

•	the possibility of non-consummation of the proposed transaction and termination of the merger agreement;

•	the ability and timing to obtain the approval of Bob Evans’ stockholders and required regulatory approvals and to satisfy other closing conditions to the merger agreement;

•	the risk that stockholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability;

•	adverse effects on Post’s common stock or Bob Evans’ common stock because of the failure to complete the proposed transaction;

•	Post’s or Bob Evans’ respective businesses experiencing disruptions from ongoing business operations due to transaction-related uncertainty or other factors making it more difficult than expected to maintain relationships with employees, business partners or governmental entities, both before and following consummation of the transaction;

•	Post and Bob Evans being unable to promptly and effectively implement integration strategies and obtain expected cost savings and synergies within the expected timeframe;

•	Post’s ability to retain certain key employees at Bob Evans;

•	significant transaction costs which have been and may continue to be incurred related to the proposed transaction;

•	Post’s high leverage, Post’s ability to obtain additional financing (including both secured and unsecured debt), and Post’s ability to service its outstanding debt (including covenants that restrict the operation of its business);

•	Post’s ability to promptly and effectively integrate the Weetabix business and obtain expected cost savings and synergies within the expected timeframe;

•	Post’s ability to continue to compete in its product markets and its ability to retain its market position;

•	Post’s ability to anticipate and respond to changes in consumer preferences and trends and introduce new products;

•	Post’s ability to identify, complete and integrate acquisitions and manage its growth;

•	changes in Post’s or Bob Evans’ management, financing and business operations;

•	significant volatility in the costs of certain raw materials, commodities, packaging or energy used to manufacture Post’s or Bob Evans’ products;

•	impairment in the carrying value of goodwill or other intangibles;

•	Post’s or Bob Evans’ ability to successfully implement business strategies to reduce costs;

•	Post’s or Bob Evans’ ability to comply with increased regulatory scrutiny related to certain of their respective products and/or international sales;

•	allegations that Post’s or Bob Evans’ products cause injury or illness, product recalls and product liability claims and other litigation;

•	legal and regulatory factors, including advertising and labeling laws, changes in food safety and laws and regulations governing animal feeding and housing operations;

•	the ultimate impact litigation may have on Post or Bob Evans;

•	the loss or bankruptcy of a significant customer;

•	consolidations in the retail grocery and foodservice industries;

•	the ability of Post’s private label products to compete with nationally branded products;

•	disruptions or inefficiencies in supply chain;

•	Post’s or Bob Evans’ reliance on third party manufacturers for certain of their respective products;

•	changes in economic conditions, disruptions in the U.S. and global capital and credit markets, and fluctuations in foreign currency exchange rates;

•	changes in estimates in critical accounting judgments and changes to or new laws and regulations affecting Post’s or Bob Evans’ business;

•	the impact of the United Kingdom’s exit from the European Union (commonly known as “Brexit”) on Post or Bob Evans and their respective operations;

•	changes in weather conditions, natural disasters, disease outbreaks and other events beyond Post’s or Bob Evans’ control;

•	loss of key employees, labor strikes, work stoppages or unionization efforts;

•	losses or increased funding and expenses related to Post’s or Bob Evans’ qualified pension and other post-retirement plans;

•	business disruptions caused by information technology failures and/or technology hacking;

•	Post’s or Bob Evans’ ability to protect their respective intellectual property and other assets;

•	Post’s ability to successfully operate its international operations in compliance with applicable laws and regulations;

•	significant differences in Post’s or Bob Evans’ actual operating results from their respective guidance regarding their respective future performance;

•	Post’s or Bob Evans’ ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including with respect to acquired businesses; and

•	other risks and uncertainties described in Post’s and Bob Evans’ filings with the Securities and Exchange Commission.

Post and Bob Evans caution readers not to place undue reliance on any forward-looking statements. These forward-looking statements represent Post’s and Bob Evans’ judgment as of the date of this release, and Post and Bob Evans undertake no obligation to update or revise them unless otherwise required by law.

Additional Information and Where to Find It

In connection with the proposed merger, Bob Evans intends to file a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”). BOB EVANS STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, INCLUDING ANY DEFINITIVE PROXY STATEMENT, FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement will be mailed to stockholders of Bob Evans. Investors and security holders will be able to obtain the documents (when they become available) free of charge at the SEC’s website, http://www.sec.gov. In addition, stockholders may obtain free copies of the documents (when they become available) at the Bob Evans website, www.bobevansgrocery.com, under the heading “Investors.”

Participants in the Solicitation

Bob Evans, Post and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Bob Evans in connection with the proposed merger. Information regarding Post’s directors and executive officers is included in Post’s Annual Report on Form 10-K for the year ended September 30, 2016, filed with the SEC on November 18, 2016 and the proxy statement for Post’s 2017 Annual Meeting of Shareholders, filed with the SEC on December 8, 2016. Information regarding Bob Evans’ directors and executive officers is included in the Bob Evans Annual Report on Form 10-K for the fiscal year ended April 28, 2017, filed with the SEC on June 15, 2017 and the proxy statement for Bob Evans’ 2017 Annual Meeting of Stockholders, filed with the SEC on July 14, 2017. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the proposed merger will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available.

About Post Holdings, Inc.

Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, foodservice, food ingredient, private label, refrigerated and active nutrition food categories. Through its Post Consumer Brands business, Post is a leader in the North American ready-to-eat cereal category and offers a broad portfolio that includes recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains® and Malt-O-Meal® bag cereal as well as granola and hot wheat products. Post is also a leader in the United Kingdom ready-to-eat cereal category with Weetabix® and Alpen®. Post’s Michael Foods Group supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the foodservice, food ingredient and private label retail channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post’s Active Nutrition platform aids consumers in adopting healthier lifestyles through brands such as Premier Protein®, PowerBar® and Dymatize®. Post’s Private Brands Group manufactures private label peanut butter and other nut butters, dried fruits and baking and snacking nuts. For more information, visit www.postholdings.com.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. is a leading producer and distributor of refrigerated potato, pasta and vegetable-based side dishes, pork sausage, and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevansgrocery.com.

BOBE-G

Post Investor Relations Contact:

Brad Harper

(314) 644-7626

brad.harper@postholdings.com

Bob Evans Investor Relations Contact:

Scott Van Winkle

(617) 956-6736

scott.vanwinkle@icrinc.com

Bob Evans Media Relations Contact:

Elizabeth Sedlock

(636) 699-9554

esedlock@sedlockpartners.com